Exhibit 99.1

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 27, 2013, to the Board of Directors of Lender Processing Services, Inc. (“LPS”) as Annex B to, and reference thereto under the headings “SUMMARY — The Merger — Opinions of LPS’ Financial Advisors — Opinion of Credit Suisse (USA) LLC to the LPS Board of Directors” and “THE MERGER — Opinions of LPS’ Financial Advisors — Opinion of Credit Suisse (USA) LLC to the LPS Board of Directors” in the joint proxy statement/prospectus relating to the proposed transaction involving LPS and Fidelity National Financial, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Fidelity National Financial, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

August 29, 2013